Accel Entertainment Reports Record Third Quarter Revenue of $364 Million

Net Income increases 55% and Adjusted EBITDA increases 12% year-over-year

Chicago, IL – November 3, 2026 – Accel Entertainment, Inc. (NYSE: ACEL), a leading locals-focused gaming operator partnering with small businesses, local communities, and state governments to provide entertaining, convenient, and safe gaming experiences nationwide, today announced financial and operating results for the third quarter ended September 30, 2026.

Third Quarter and Recent Highlights:
•Revenue increased 10% to $364 million compared to Q3 '25
◦Ended Q3 '26 with 4,705 locations; an increase of 6% compared to Q3 '25
◦Ended Q3 '26 with 29,548 electronic gaming machines; an increase of 7% compared to Q3 '25
•Net income of $21 million for Q3 '26; an increase of 55% compared to Q3 '25
◦Included in Net income is a $6 million gain on the change in the fair value of our contingent earnout shares, which is $3.6 million higher than the gain recognized in Q3 '25. Q3 '26 also includes a $0.6 million loss on the sale of fixed assets related to asset rationalization
•Adjusted EBITDA increased 12% to $57 million for Q3 '26 compared to Q3 '25
•In Q3 ’26, Operating cash flow was $79 million and Free cash flow was $62 million. We received the related refund in Q3 on the $18 million in federal tax credits that we purchased in Q2 ’26 for $17 million.
•Cash and cash equivalents of $294 million, Total debt of $566 million and Net debt of $272 million as of September 30, 2026
•Repurchased approximately 624,000 shares of Accel Class A-1 common stock in Q3 '26 for $7.2 million
•Illinois revenue, excluding Fairmount Park, increased 7% year-over-year, driven by continued hold-per-day improvement and higher performing location mix

Accel CEO Mark Phelan commented, “We delivered another period of double-digit revenue growth in the third quarter, marking another strong quarter with solid profitability. Third-quarter revenue increased 10% year-over-year a third-quarter record $364 million, while third-quarter net income rose 55% year-over-year. Adjusted EBITDA rose 12% to $57 million, a third quarter record. With the operating leverage inherent in our business model, Adjusted EBITDA again grew faster than revenue, reflecting the quality of our portfolio, disciplined capital deployment and strong execution across our markets.

“Notably, Accel’s core business continues to get stronger while our growth strategy becomes increasingly diversified. In Illinois, excluding Fairmount Park, revenue increased approximately 7% and hold-per-day increased approximately 9%, highlighting the benefits of our strategy to optimize the Illinois portfolio by pruning lower-performing locations and allocating resources toward our strongest opportunities. We also delivered strong third-quarter performances in Georgia, Nebraska and Louisiana, continued expansion in Nevada, and significant momentum at Fairmount Park, where gaming revenue increased approximately 84% year-over-year.

“Accel generates meaningful cash flow and maintains a strong balance sheet, with low leverage and substantial liquidity, which provides us with significant flexibility to invest organically, pursue disciplined acquisitions and return capital to shareholders when we believe doing so represents an effective use of capital. We ended the quarter with $294 million of cash and cash equivalents and net debt of approximately $272 million. We also repurchased approximately 624,000 shares of our common stock for $7.2 million during the third quarter as we believe our shares represent an attractive investment opportunity given our strong and growing fundamentals.

“Finally, we recently completed the build-out of our senior leadership team to execute against the growth opportunities that we see ahead of us, including Chicago, where the rollout has now begun with the receipt of our first licenses, and the continued development of Fairmount. We are very excited about Accel’s future and remain focused on executing initiatives that we believe can enhance long-term shareholder value.”

Condensed Consolidated Statements of Operations and Other Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Total net revenues	$363,555	$329,693	$1,083,238	$989,514
Operating income	28,800	25,361	87,933	78,187
Income before income tax expense	25,815	17,797	64,233	49,755
Net income	20,604	13,305	47,774	35,180
Other Financial Data:
Adjusted EBITDA(1)	57,483	51,170	170,164	153,864

(1)Adjusted EBITDA is a non-GAAP metric. See "Non-GAAP Financial Measures" for a reconciliation to the most directly comparable GAAP metric.

Net Revenues

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues by state:
Illinois	$257,925	$239,041	$775,198	$717,954
Montana(1)(2)	41,051	40,471	122,380	121,715
Nevada	32,896	26,238	93,880	80,933
Nebraska	12,057	8,501	35,662	23,612
Louisiana	11,341	9,465	32,415	28,119
Georgia	7,247	5,092	20,526	14,231
Other	1,038	885	3,177	2,950
Total net revenues	$363,555	$329,693	$1,083,238	$989,514
(1)Includes $40.1 million of net gaming revenues and $0.9 million of manufacturing revenues for the three months ended September 30, 2026. In comparison, includes $38.8 million of net gaming revenues and $1.7 million of manufacturing revenues for the three months ended September 30, 2025.
(2)Includes $119.6 million of net gaming revenues and $2.8 million of manufacturing revenues for the nine months ended September 30, 2026. In comparison, includes $114.4 million of net gaming revenues and $7.3 million of manufacturing revenues for the nine months ended September 30, 2025.

Gross Margin Percentage

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Gross margin percentage:
Illinois - our regulated split percentage	32.50%	32.50%	32.50%	32.50%
Georgia - our regulated split percentage	43.50%	43.50%	43.50%	43.50%
All other state splits, revenues and fees	28.10%	27.86%	27.66%	27.46%
Total gross margin percentage (1)	31.38%	31.32%	31.26%	31.22%
(1)Gross margin percentage represents the percentage of total net revenue remaining after subtracting the cost of revenue and cost of manufacturing goods sold and is not adjusted to exclude or modify amounts recognized under GAAP.
Key Business Metrics

Locations (1)	As of September 30,		Increase / (Decrease)
	2026	2025	Change	Change (%)
Illinois	2,685	2,728	(43)	(1.6)%
Montana	631	625	6	1.0%
Nevada	553	370	183	49.5%
Nebraska	306	276	30	10.9%
Louisiana	108	96	12	12.5%
Georgia	422	356	66	18.5%
Total locations	4,705	4,451	254	5.7%

Electronic gaming machines (1)	As of September 30,		Increase / (Decrease)
	2026	2025	Change	Change (%)
Illinois	15,519	15,641	(122)	(0.8)%
Montana	6,805	6,628	177	2.7%
Nevada	4,099	2,757	1,342	48.7%
Nebraska	1,115	991	124	12..5%
Louisiana	818	670	148	22.1%
Georgia	1,192	1,027	165	16.1%
Total electronic gaming machines	29,548	27,714	1,834	6.6%

(1)Based on a combination of third-party portal data and data from our internal systems. This metric is utilized by Accel to continually monitor growth from existing locations, organic openings, acquired locations, and competitor conversions.

Location hold-per-day (2)	Three Months Ended September 30,		Increase / (Decrease)
	2026	2025	Change ($)	Change (%)
Illinois	$957	$876	$81	9.2%
Montana	633	621	12	1.9%
Nevada	613	734	(121)	(16.5)%
Nebraska	405	307	98	31.9%
Louisiana	1,125	977	148	15.1%
Georgia	182	146	36	24.7%

Location hold-per-day (2)	Nine Months Ended September 30,		Increase / (Decrease)
	2026	2025	Change ($)	Change (%)
Illinois	$968	$888	$80	9.0%
Montana	637	614	23	3.7%
Nevada	675	761	(86)	(11.3)%
Nebraska	418	284	134	47.2%
Louisiana	1,110	988	122	12.3%
Georgia	176	148	28	18.9%

(2)Location hold-per-day is calculated by dividing net gaming revenue in the period by the average number of locations. We then divide the calculated amount by the number of operational days. We utilize this metric to compare market and location performance on a normalized basis. The percent change in location hold-per-day is the underlying metric used to determine the change in same-store sales.

Condensed Consolidated Statements of Cash Flows Data

	Nine Months Ended September 30,		Increase / (Decrease)
(in thousands)	2026	2025	Change ($)	Change (%)
Net cash provided by operating activities	$142,137	$119,795	$22,342	18.7%
Net cash used in investing activities	(70,241)	(80,697)	10,456	13.0%
Net cash used in financing activities	(74,108)	(30,168)	(43,940)	(145.7)%

Non-GAAP Financial Information
This press release includes certain financial information not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Adjusted EBITDA, Adjusted net income, Adjusted earnings per share, Net debt, and Free cash flow are non-GAAP financial measures and are key metrics that Accel’s management uses to monitor ongoing core operations. Accel’s management believes these non-GAAP financial measures enhance the understanding of Accel’s underlying drivers of profitability and trends in Accel’s business and facilitate company-to-company and period-to-period comparisons because they exclude the effects of certain non-cash items or nonrecurring items that are unrelated to core operating performance. Accel’s management also believes that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of Accel’s financial performance and to evaluate Accel’s ability to fund capital expenditures, service debt obligations and meet working capital requirements. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with GAAP that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as Accel does.
Adjusted EBITDA is defined as net income plus:
•Interest expense, net
•Income tax expense
•Depreciation and amortization of property and equipment
•Amortization of intangible assets and route and customer acquisition costs
•Stock-based compensation expense
•(Gain) loss on change in fair value of contingent earnout shares
•Loss on debt extinguishment
•All other adjustments, which includes:
◦Other expenses, net which consists of i) non-cash expenses including the remeasurement of contingent consideration liabilities, ii) non-recurring lobbying and legal expenses related to distributed gaming expansion in current or prospective markets, iii) other non-recurring expenses, and beginning in 2026 iv) gain or loss on sale of fixed assets, which were previously presented in general and administrative expenses. Prior periods have not been recast to reflect this change.
◦Loss from unconsolidated affiliates
◦Emerging markets which reflects the results, on an Adjusted EBITDA basis, for non-core jurisdictions where our operations are developing
•Markets are no longer considered emerging when we have installed or acquired at least 500 electronic gaming machines in the jurisdiction, or when 24 months have elapsed from the date we first install or acquire electronic gaming machines in the jurisdiction, whichever occurs first.
•Prior to June 2025, Pennsylvania was considered an emerging market.
•From June 2025 through June 2026, we had no emerging markets.
•As of July 2026, the City of Chicago and Wyoming are considered emerging markets.

Adjusted net income is defined as net income plus:
•(Gain) loss on change in fair value of contingent earnout shares, and
•All other adjustments, which includes:
◦All other adjustments for 2026 include one time expenses related to the our senior leadership transition; loss on the sales of assets, emerging market costs related to Chicago and Wyoming operations and cost related to incidents of theft, vandalism, and destruction of our electronic gaming machines.
◦All other adjustments for 2025 include stock based compensation expense, loss from unconsolidated affiliates, and other expenses, net.
Adjusted earnings per share is defined as adjusted net income divided by weighted average diluted shares outstanding.
Free cash flow is defined as Adjusted EBITDA:
•less Cash payments for interest, net
•less Cash payments for income taxes, net
•less Purchases of property and equipment
•plus Proceeds from sales of property and equipment
•plus All other cash flows from operations (primarily working capital)
Free cash flow is also defined as Net cash provided by operating activities:
•less Purchases of property and equipment
•plus Proceeds from sales of property and equipment
Net debt is defined as debt, net of current maturities:
•plus Current maturities of debt
•less Cash and cash equivalents

Reconciliation of Net income to Adjusted EBITDA and Free cash flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net income	$20,604	$13,305	$47,774	$35,180
Adjustments:
Interest expense, net	8,729	8,622	25,872	26,078
Income tax expense	5,211	4,492	16,459	14,575
Depreciation and amortization of property and equipment	14,098	13,339	41,787	38,735
Amortization of intangible assets and route and customer acquisition costs	6,974	6,389	20,587	19,001
Stock-based compensation expense	3,800	3,504	9,542	8,384
(Gain) loss on change in fair value of contingent earnout shares	(5,756)	(2,170)	(2,214)	1,209
Loss on debt extinguishment	—	1,090	—	1,090
All other adjustments (1)	3,823	2,599	10,357	9,612
Adjusted EBITDA (2)	57,483	51,170	170,164	153,864

Cash payments for interest, net	(7,968)	(8,300)	(24,214)	(24,310)
Cash refunds (payments) for income taxes, net	19,999	(1)	(9,072)	(15,524)
Purchases of property and equipment	(18,695)	(21,017)	(52,654)	(73,814)
Proceeds from sales of property and equipment	1,259	283	2,335	1,460
All other cash flows from operations (primarily working capital)	9,916	12,369	5,259	5,765
Free cash flow	$61,994	$34,504	$91,818	$47,441

(1)Other expense, net was $3.2 million and $9.7 million; loss contributed from unconsolidated affiliates was less than $0.1 million; emerging markets was $0.6 million for both the three and nine months ended September 30, 2026, respectively. Other expense, net was $2.6 million and $9.5 million; loss contributed from unconsolidated affiliates and emerging markets was less than $0.1 million and $0.1 million for the three and nine months ended September 30, 2025, respectively.
(2)Trailing twelve-month Adjusted EBITDA is $226.4 million for the twelve months ended September 30, 2026.

Reconciliation of Net cash provided by operating activities to Free cash flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except percentages)	2026	2025	2026	2025
Net cash provided by operating activities	$79,430	$55,238	$142,137	$119,795
Less: Purchases of property and equipment	(18,695)	(21,017)	(52,654)	(73,814)
Plus: Proceeds from the sale of property and equipment	1,259	283	2,335	1,460
Free cash flow	$61,994	$34,504	$91,818	$47,441
Free cash flow conversion rate (Free cash flow / Adjusted EBITDA)	107.8%	67.4%	54.0%	30.8%

Reconciliation of Net Income to Adjusted net income and
Net income per share to Adjusted net income per share

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Net income attributable to Accel Entertainment, Inc.	$20,574	$13,364	$47,740	$35,318
Pretax adjustments:
(Gain) loss on change in fair value of contingent earnout shares	(5,756)	(2,170)	(2,214)	1,209
All other adjustments (1)(2)	2,842	6,103	6,399	17,929
Total adjustments	(2,914)	3,933	4,185	19,138
Income tax (benefit) expense on adjustments	(588)	993	1,072	5,606
Adjusted net income	$18,248	$16,304	$50,853	$48,850

Earnings per common share, diluted	$0.25	$0.16	$0.57	$0.41
Total adjustments per share	(0.03)	0.05	0.05	0.22
Income tax (benefit) expense on adjustments	(0.01)	0.01	0.01	0.06
Adjusted earnings per common share, diluted	$0.22	$0.19	$0.61	$0.56

Weighted average diluted shares outstanding	83,400	86,087	83,635	86,563

(1)All other adjustments for 2026 include one time expenses related to the our senior leadership transition; loss on the sales of assets, emerging market costs related to the City of Chicago and Wyoming operations, and cost related to incidents of theft, vandalism, and destruction of our electronic gaming machines.
(2)All other adjustments for 2025 include stock based compensation expense, loss from unconsolidated affiliates, and other expenses, net.

Reconciliation of Debt, net of current maturities to Net debt

	As of September 30,
(in thousands)	2026	2025
Debt, net of current maturities	$536,094	$565,075
Plus: Current maturities of debt	30,000	30,333
Less: Cash and cash equivalents	(294,354)	(290,235)
Net debt	$271,740	$305,173

Conference Call
Accel will host a conference call and webcast at 4:30 PM ET / 3:30 PM CT today to review the results. To access the call, please use the following link: Accel Entertainment Third Quarter 2026 Earnings Call. After registering, an email will be sent, including dial-in details and a unique conference call access code required to join the live call. To ensure you are connected prior to the beginning of the call, please register a minimum of 15 minutes before the start of the call.

A simultaneous webcast of the conference call will be available at: Accel Entertainment Third Quarter 2026 Earnings Webcast, or via the Investor Relations page of the Accel Entertainment website at ir.accelentertainment.com. A replay will be available on the Company's Investor Relations website shortly after the event or at Accel Entertainment Third Quarter 2026 Earnings Webcast.
About Accel
Accel Entertainment, Inc. (NYSE: ACEL) is a growing provider of locals-focused gaming and one of the largest terminal operators in the United States, supporting nearly 30,000 electronic gaming machines in over 4,700 third-party local and regional establishments and 20 self-operated gaming locations across ten states. Through exclusive long-term contracts, Accel serves licensed non-casino locations, including bars, restaurants, convenience stores, truck stops, gaming cafes, and fraternal and veteran establishments.

Accel provides its local partners with a turnkey, full-service, capital-efficient gaming solution that encompasses manufacturing, content, payments, loyalty, 24/7 customer service, data analysis and reporting, and cash logistics. The Company’s racino, Fairmount Park - Casino & Racing, features live racing, electronic gaming machines, live table games, food and beverage amenities, and pari-mutuel betting.

Contact:
Joseph Jaffoni, Norberto Aja
JCIR
212-835-8500
acel@jcir.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including, but not limited to, any statements regarding our ability to invest organically and pursue disciplined acquisitions, estimates of number of electronic gaming machines, locations, revenues, and Adjusted EBITDA, the opportunities in distributed gaming and local entertainment within the broader gaming market, including in the city of Chicago, our ability to expand operations in developing markets, our ability to roll out new technology to enhance player convenience and operational efficiency over time, and our expansion into casino operations and horse racing, including at Fairmount. The words “predict,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” “continue,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements represent our current reasonable beliefs, expectations and assumptions and involve inherent risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: Accel’s ability to operate in existing markets and to expand into new jurisdictions; Accel’s ability to introduce new and appealing products and services amid uncertain market demand and regulatory outcomes; Accel’s ability to maintain or improve its competitive advantages in a highly competitive industry; Accel’s dependence on a concentrated network of key manufacturers, developers and third-party providers for electronic gaming machines, amusement machines, and related software, content and technologies; Accel’s heavy dependency on its ability to win, maintain and renew contracts with location partners; Accel's expansion into casino operations and horse racing; decreased discretionary consumer spending due to broader macroeconomic and socio-political conditions; geographical concentration of Accel’s business, which heightens exposure to local or regional conditions; strict government regulations that are constantly evolving and may be amended, repealed, or subject to new interpretations, which may limit existing operations, have an adverse impact on Accel’s ability to grow or may expose Accel to fines or other penalties; Accel’s dependence on the security, integrity and regulatory compliance of products, services and systems offered, which, if breached or disrupted, could expose Accel to liability, including the physical security of our gaming terminals and cash at third-party locations; Accel’s dependence on the protection of trademarks and other intellectual property; opponents’ efforts to curtail the expansion of legalized gaming; and other risks and uncertainties indicated from time to time in documents filed or to be filed with the U.S. Securities and Exchange Commission (the "SEC") including those described in the section entitled “Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the "Form 10-K").

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We are under no obligation to, and expressly disclaim any obligation to, publicly update or alter any forward-looking statement, whether as a result of new information, subsequent events or otherwise, except as required by law.
Industry and Market Data
Unless otherwise indicated, information contained in this press release concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our services. This information includes a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the Form 10-K, as well as Accel's other filings with the SEC. These and other factors could cause results to differ materially from those expressed in the estimates made by third-parties and by us.

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net revenues:
Net gaming	$343,393	$308,481	$1,022,193	$924,351
Amusement	4,992	4,977	16,067	16,402
Manufacturing	948	1,678	2,756	7,299
ATM fees and other	14,222	14,557	42,222	41,462
Total net revenues	363,555	329,693	1,083,238	989,514
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization expense shown below)	248,985	225,511	743,221	676,741
Cost of manufacturing goods sold (exclusive of depreciation and amortization expense shown below)	499	916	1,403	3,878
General and administrative	60,954	55,600	178,558	163,482
Depreciation and amortization of property and equipment	14,098	13,339	41,787	38,735
Amortization of intangible assets and route and customer acquisition costs	6,974	6,389	20,587	19,001
Other expenses, net	3,245	2,577	9,749	9,490
Total operating expenses	334,755	304,332	995,305	911,327
Operating income	28,800	25,361	87,933	78,187
Interest expense, net	8,729	8,622	25,872	26,078
Loss from unconsolidated affiliates	12	22	42	55
(Gain) loss on change in fair value of contingent earnout shares	(5,756)	(2,170)	(2,214)	1,209
Loss on debt extinguishment	—	1,090	—	1,090
Income before income tax expense	25,815	17,797	64,233	49,755
Income tax expense	5,211	4,492	16,459	14,575
Net income	$20,604	$13,305	$47,774	$35,180
Less: Net income (loss) attributed to redeemable noncontrolling interests	30	(59)	34	(138)
Net income attributable to Accel Entertainment, Inc.	$20,574	$13,364	$47,740	$35,318

Earnings per common share:
Basic	$0.25	$0.16	$0.58	$0.41
Diluted	0.25	0.16	0.57	0.41
Weighted average number of common shares outstanding:
Basic	81,944	84,719	82,180	85,289
Diluted	83,400	86,087	83,635	86,563

ACCEL ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except par value and share amounts)	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$294,354	$296,566
Accounts receivable, net	13,557	14,198
Prepaid expenses	8,499	7,102
Inventories	10,248	8,231
Income taxes receivable	3,507	9,121
Interest rate hedging instruments	—	430
Other current assets	7,549	7,386
Total current assets	337,714	343,034
Property and equipment, net	363,324	350,304
Route and customer acquisition costs, net	32,227	31,147
Location contracts acquired, net	183,061	186,406
Goodwill	114,737	114,426
Other intangible assets, net	59,274	61,034
Interest rate hedging instruments, net of current	11,921	—
Other assets	21,612	17,042
Total assets	$1,123,870	$1,103,393
Liabilities, Temporary equity, and Stockholders’ equity
Current liabilities:
Current maturities of debt	$30,000	$37,583
Current portion of route and customer acquisition costs payable	3,104	2,473
Accrued location gaming expense	5,570	5,516
Accrued state gaming expense	34,697	21,065
Accounts payable and other accrued expenses	51,334	51,028
Accrued compensation and related expenses	15,243	9,946
Current portion of consideration payable	8,652	3,881
Total current liabilities	148,600	131,492
Debt, net of current maturities	536,094	569,837
Route and customer acquisition costs payable, less current portion	10,697	10,232
Consideration payable, less current portion	11,525	15,790
Contingent earnout share liability	31,463	33,676
Other long-term liabilities	13,046	9,373
Deferred income tax liability, net	63,277	59,230
Total liabilities	814,702	829,630

Temporary equity - Redeemable noncontrolling interest	4,114	4,080

Stockholders’ equity:
Preferred Stock, par value of $0.0001; 1,000,000 shares authorized; 0 shares issued and outstanding at September 30, 2026 and December 31, 2025	—	—
Class A-1 Common Stock, par value $0.0001; 250,000,000 shares authorized; 97,001,737 shares issued and 80,853,316 shares outstanding at September 30, 2026; 96,250,980 shares issued and 82,287,349 shares outstanding at December 31, 2025	8	8
Additional paid-in capital	233,387	229,028
Treasury stock, at cost	(170,874)	(145,747)
Accumulated other comprehensive income	8,587	188
Accumulated earnings	233,946	186,206
Total stockholders' equity	305,054	269,683
Total liabilities, temporary equity, and stockholders' equity	$1,123,870	$1,103,393